Exhibit 99.1

Resources Connection, Inc. Reports Third Quarter Results for Fiscal 2015

  Company reports Q3 revenues of $146.8 million, up 10.6% quarter-over-quarter
  Company’s earnings per share improves to $0.16, up $0.10 from $0.06 per share in prior year’s third quarter
  Company’s Adjusted EBITDA* improves 65% to $12.9 million (8.8% of revenue) from $7.8 million (5.8% of revenue) in prior year’s third quarter
  Company returns $10.1 million in capital to shareholders in dividends and stock buy-backs

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation.

IRVINE, Calif.--(BUSINESS WIRE)--April 8, 2015--Resources Connection, Inc. (NASDAQ: RECN) today announced financial results for its fiscal third quarter ended February 28, 2015. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the third quarter of fiscal 2015 increased 10.6% to $146.8 million ($148.4 million on a sequential constant currency basis) compared to the prior year’s third quarter of $132.7 million (which included the Thanksgiving holiday). Revenue was down 3.1% sequentially (down 2.0% on a constant currency basis) compared to $151.5 million in the second quarter of fiscal 2015. The Company estimates the revenue impact of the Thanksgiving holiday shift was approximately $4.0 million; on a pro forma basis, current quarter revenue would have grown 7.6% (9.8% on a constant currency basis) compared to the prior year quarter.

Revenue in the U.S. increased 17.3% quarter-over-quarter (13.4% on a pro forma basis reflecting the Thanksgiving holiday) and was down 0.7% sequentially. International revenue decreased 13.0% both sequentially and quarter-over-quarter (7.5% sequentially and 3.1% quarter-over-quarter on a constant currency basis).

The Company’s net income increased 161.0% in the third quarter of fiscal 2015 to $6.0 million, or $0.16 per diluted share, compared to net income for the third quarter of fiscal 2014 of $2.3 million, or $0.06 per diluted share.

“Our increase in net earnings was substantially driven by an improvement in gross margin as well as leveraging our general and administrative expenses over higher revenues,” said Tony Cherbak, president and chief executive officer of RGP. “We are pleased with our quarter-over-quarter revenue growth in the U.S. and Asia Pacific and are working hard to improve our operations in Europe.”

Gross margin improved quarter-over-quarter to 37.3% in the third quarter of fiscal 2015 from 36.0% in the prior year quarter, primarily due to improvement in the bill to pay rate ratio and one less paid holiday in the current quarter; gross margin was down 190 basis points sequentially, primarily due to the reset of certain employer payroll taxes entering calendar 2015.

Selling, general and administrative expenses for the third quarter of fiscal 2015 were $43.5 million (29.6% of revenue) compared to the prior year third quarter amount of $41.6 million (31.3% of revenue) and $43.6 million in the preceding quarter (28.8% of revenue). The quarter-over-quarter increase is attributable to increased headcount and incentive compensation, primarily in the U.S. offset in part by favorable currency adjustments of approximately $1.0 million.

Cash used in operations and Adjusted EBITDA were $2.9 million and $12.9 million (8.8% of revenue), respectively, for the third quarter of fiscal 2015 compared to cash provided by operations and Adjusted EBITDA of $5.2 million and $7.8 million (5.8% of revenue), respectively, for the third quarter of fiscal 2014.

“It was gratifying to see continuing improvement in our operating metrics, including Adjusted EBITDA, this quarter,” said Don Murray, executive chairman of RGP. “Our strong operating metrics allowed us to return $10.1 million of capital to our shareholders in the third quarter through our dividend and stock repurchase programs.”

The Company’s revenue for the nine months ended February 28, 2015 was $441.8 million compared to $410.4 million for the nine months ended February 22, 2014. The Company’s net income for the nine months ended February 28, 2015 was $19.4 million, or $0.51 per diluted share, including $0.03 per diluted share related to European severance charges. This compares to net income in the nine months ended February 22, 2014 of $13.0 million, or $0.33 per diluted share.

During the third quarter of fiscal 2015, the Company repurchased 408,000 shares of common stock for $7.0 million. As of April 8, 2015, the Company has approximately $22.7 million remaining under its board authorized stock buyback program. On March 19, 2015, the Company paid a quarterly dividend totaling $3.0 million ($0.08 per share) to shareholders. As of February 28, 2015, the Company’s cash, cash equivalents and short-term investments were $92.3 million compared to $114.3 million at fiscal year-end May 31, 2014.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,800 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m. ET today, April 8, 2015. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 15, 2015 at 855-859-2056. The conference ID number for the replay is 1410056. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the statements concerning our efforts to improve operations in Europe. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28,	February 22,	February 28,	February 22,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$146,832	$132,725	$441,775	$410,398
Direct cost of services	91,991	84,960	271,274	255,518
Gross margin	54,841	47,765	170,501	154,880
Selling, general and administrative expenses (1)	43,478	41,604	131,333	126,337
Operating income before amortization and depreciation (1)	11,363	6,161	39,168	28,543
Amortization of intangible assets	62	424	888	1,262
Depreciation expense	839	877	2,542	2,747
Operating income (1)	10,462	4,860	35,738	24,534
Interest income	(37)	(41)	(114)	(123)
Income before provision for income taxes (1)	10,499	4,901	35,852	24,657
Provision for income taxes (2)	4,510	2,622	16,452	11,630
Net income (1), (2)	$5,989	$2,279	$19,400	$13,027
Net income per common share:
Basic (1), (2)	$0.16	$0.06	$0.51	$0.33
Diluted (1), (2)	$0.16	$0.06	$0.51	$0.33
Weighted average common shares outstanding:
Basic	37,724	39,027	37,938	39,444
Diluted	38,288	39,158	38,300	39,519
Cash dividends declared per common share	$0.08	$0.07	$0.24	$0.21

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.5 million and $1.6 million for the three months ended February 28, 2015 and February 22, 2014, respectively, and $4.6 million and $4.9 million for the nine months ended February 28, 2015 and February 22, 2014, respectively.

(2)	The Company's effective tax rate was approximately 43% and approximately 53% for the three months ended February 28, 2015 and February 22, 2014, respectively, and approximately 46% and approximately 47% for the nine months ended February 28, 2015 and February 22, 2014, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate. In addition, the effective tax rate during the nine months ended February 22, 2014 benefited from the reversal of $670,000 of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Nine Months Ended
	February 28,	February 22,	February 28,	February 22,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)

Net income	$5,989	$2,279	$19,400	$13,027
Adjustments:
Amortization of intangible assets	62	424	888	1,262
Depreciation expense	839	877	2,542	2,747
Interest income	(37)	(41)	(114)	(123)
Provision for income taxes	4,510	2,622	16,452	11,630
EBITDA	11,363	6,161	39,168	28,543
Stock-based compensation expense	1,523	1,601	4,627	4,879
Adjusted EBITDA	$12,886	$7,762	$43,795	$33,422
Revenue	$146,832	$132,725	$441,775	$410,398
Adjusted EBITDA Margin	8.8%	5.8%	9.9%	8.1%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	February 28,	May 31,
	2015	2014

	(Unaudited)

Cash, cash equivalents and short-term investments	$92,326	$114,277
Accounts receivable, less allowances	$98,216	$90,334
Total assets	$402,015	$420,078
Current liabilities	$55,245	$67,175
Total stockholders’ equity	$339,897	$345,761
Consultant headcount, end of period	2,577	2,401
Shares outstanding, end of period	37,568	38,158

	Nine Months Ended
	February 28,	February 22,
	2015	2014

	(Unaudited)

Cash flow from operating activities	$2,805	$13,666
Cash flow from investing activities	$7,392	$(11,090)
Cash flow from financing activities	$(20,832)	$(22,367)

CONTACT:
Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com